PINEAPPLE ENERGY LLC

Financial Statements as of December 31, 2021 and 2020 and for the year ended December 31, 2021 and the Period of Inception (December 1, 2020) through December 31, 2020

Report of Independent Registered Public Accounting Firm

To the Members of Pineapple Energy LLC

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Pineapple Energy LLC (the Company) as of December 31, 2021 and 2020, and the related statements of loss and members' deficit, and cash flows for the year ended December 31, 2021 and for the period from inception (December 1, 2020) through December 31, 2020, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the result of its operations and cash flows for the year ended December 31, 2021 and for the period from inception (December 1, 2020) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Emphasis of Matter - Subsequent Event

As discussed in Note 8 to the financial statements, the Company completed a merger with Communications Systems, Inc. (k/n/a Pineapple Energy Inc.) on March 28, 2022. Our opinion is not modified with respect to that matter.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted ours audits in accordance with the standards of the PCAOB and in accordance with the auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the combined financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the combined financial statements and (2) involved our especially challenging, subjective or complex judgments. We determined that there are no critical audit matters.

We have served as the Company's auditor since 2021.

Minneapolis, Minnesota

May 16, 2022

Baker Tilly US, LLP, trading as Baker Tilly, is a member of the global network of Baker Tilly International Ltd., the members of which are separate and independent legal entities. © 2020 Baker Tilly US, LLP

Pineapple Energy LLC

Balance Sheets

As of December 31, 2021 and 2020

(in thousands)

	December 31,	December 31,
	2021	2020
ASSETS
Current assets
Cash	$19	$-
Assets held for sale	-	480
Total current assets	19	480

Intangible assets, net	2,780	4,210
Total assets	$2,799	$4,690

LIABILITIES AND MEMBERS' EQUITY
Current liabilities
Accounts payable	$2,233	$11
Accrued expenses	308	-
Working capital note	350	-
Total current liabilities	2,891	11

Payables due to members	2,350	2,350
Loans Payable	6,195	4,830
Total liabilities	11,436	7,191

Commitments and contingencies (See Note 7)

MEMBERS' DEFICIT
Members' deficit	(8,637)	(2,501)
Total liabilities and members' deficit	$2,799	$4,690

The accompanying notes are an integral part of these financial statements.

Pineapple Energy LLC

Statements of Loss and Members’ Deficit

For the Year Ended December 31, 2021 and the

Period of Inception (December 1, 2020) through December 31, 2020

(in thousands)

	For the Year Ended December 31, 2021	For the Period of Inception (December 1, 2020) through December 31, 2020

Revenue	$38	$-

Operating expenses:
General and administration	879	2,361
Amortization expense	1,429	78
Sales and marketing	181	-
Transaction costs	2,412	-
Total operating expenses	4,901	2,439
Loss from operations	(4,863)	(2,439)

Other income (expenses)
Interest and accretion of loan expense	(1,373)	(62)
Total other income (expenses)	(1,373)	(62)

Net loss	(6,236)	(2,501)
Stock compensation contribution	100	-
Members' deficit, beginning of year	(2,501)	-
Members' deficit, end of period	$(8,637)	$(2,501)

The accompanying notes are an integral part of these financial statements.

Pineapple Energy LLC

Statements of Cash Flows

For the Year Ended December 31, 2021 and the

Period of Inception (December 1, 2020) through December 31, 2020

(in thousands)

	For the Year Ended December 31, 2021	For the Period of Inception (December 1, 2020) through December 31, 2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(6,236)	$(2,501)
Adjustments for:
Amortization	1,430	78
Interest and accretion expense	1,373	62
Indirect asset acquisition costs	-	2,350
Stock compensation contribution	100	-
Change in:
Accounts and other payables	2,214	11
Accrued expenses	308	-
Net cash used in operations	(811)	-

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of assets held for sale	480	-
Net cash provided by investing activities	480	-

CASH FLOWS FROM FINANCING ACTIVITY
Proceeds of borrowings on working capital loan	350	-
Net cash provided by financing activities	350	-

NET INCREASE IN CASH	19	-
CASH AT BEGINNING OF PERIOD	-	-
CASH AT END OF PERIOD	$19	$-

Non-cash investing and financing activity
Acquisition of assets in exchange for term note payable	$-	$4,768

The accompanying notes are an integral part of these financial statements.

Pineapple Energy LLC

Notes to Financial Statements

As of December 31, 2021 and December 31, 2020 and for the

Year Ended December 31, 2021 and the Period of Inception (December 1, 2020)

Through December 31, 2020

(in thousands, except Units, Shares and Price Per Share)

Note 1 - Organization

Pineapple Energy LLC (“Pineapple” or the “Company”) was organized under the laws of Delaware on December 1, 2020 (“period of inception”). Pineapple Energy expects to operate and consolidate solar companies to power the energy transition through grass-roots growth of solar electricity paired with battery storage on consumers' homes. The Company plans on engaging in the acquisition and growth of local and regional solar, storage and energy service companies and providing solar, battery storage and other energy services to homeowners.

On March 28, 2022, the Company closed a series of transactions that led to it becoming a wholly owned subsidiary of Pineapple Energy Inc. (formerly known as Communications Systems, Inc.). Below is a summary of these transactions and the order in which they occurred.

At December 31, 2021, each limited liability company interest in the Company held by a member (each a “Member” and collectively, the “Members”) of the Company was represented by units (“Units”). The total number of Units that the Company had authority to issue was classified as (i) an unlimited number of Class A Units (the “Class A Units”), (ii) 6,250,000 Class B Units (the “Class B Units”), (iii) 5,000,000 Class C Units (the “Class C Units”), and (iv) an unlimited number of Class P Units (the “Class P Units”). The Board had the authority to increase the number of Units, increase the number of Units in a class of Units, or designate one or more new classes of Units without the vote or consent of the Members. As of December 31, 2021 and 2020, 19,150,000 Class A Units and 850,000 Class P Units were issued and outstanding. Class A Units had voting rights, while the Class P Units did not have voting rights. See Note 8, Subsequent Events.

On March 1, 2021, the Company entered into an asset purchase agreement with Hawaii Energy Connection, LLC and E-Gear, LLC, both Hawaii limited liability companies (collectively, “HEC”), under which HEC agreed to sell to the Company substantially all the assets of HEC (the “HEC Asset Acquisition”) for an aggregate purchase price of $12,500 in cash payable at closing, subject to a working capital adjustment following closing, plus equity in the Company consisting of 6,250,000 Class B Units of the Company, representing approximately 40% ownership in the Company.

On March 1, 2021, the Company also entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Communications Systems, Inc. (now known as Pineapple Energy Inc.), a Minnesota corporation (“CSI”), Helios Merger Co., a Delaware corporation and a wholly owned subsidiary of CSI (the “Merger Sub”), Lake Street Solar LLC, a Delaware limited liability company (the “Members’ Representative”), and Randall D. Sampson, as the Shareholders’ Representative (the “Shareholders’ Representative,” and together with CSI, the Merger Sub, the Company and the Members’ Representative, the “Parties”). Under the terms of the Merger Agreement, the Merger Sub merged with and into the Company with the Company surviving the merger as a wholly owned subsidiary of CSI (the “Merger”). As consideration for the Merger, CSI issued shares of its common stock to the members of the Company and the members of the Company became the majority owners of CSI’s outstanding common stock upon the closing of the Merger.

Under the terms of the Merger Agreement, the Members received base consideration of 3.9 million shares of CSI common stock in the Merger. In addition to the base consideration, the Members have the right to receive additional shares of CSI common stock upon the occurrence of the following milestones:

•	If the Company discharges its Permitted Indebtedness (as defined in the Merger Agreement) of $22.5 million within three months of closing, then the Members will be entitled to an additional 750,000 shares.

•	If, within two years of closing, the CSI common stock achieves a 30-day VWAP (volume weighted average price) of at least $24.00 per share, then the Members will be entitled to receive up to 1.25 million shares if CSI consummates the “Dispositions” (defined as the disposition of CSI’s legacy assets or its legacy subsidiaries) by the 18-month anniversary of the closing).

•	If, within two years of closing, the CSI common stock achieves a 30-day VWAP of at least $32.00 per share, members of Pineapple will be entitled to receive up to 1.25 million shares if CSI consummates the Dispositions by the 18-month anniversary of the closing).

In connection with the Merger, on September 15, 2021, CSI entered into a securities purchase agreement (the “PIPE Agreement”) with certain investors, referred to as the “PIPE Investors,” to make a $32,000 private placement investment referred to as the “PIPE Offering.” Under the terms of the PIPE Agreement, for their $32,000 investment, the PIPE Investors received shares of newly authorized CSI Series A convertible preferred stock convertible at a price of $13.60 per share into CSI common stock, together with five-year warrants to purchase an additional $32,000 of common shares at that same price. The PIPE Offering closed immediately following the consummation of the Merger. Thus, the PIPE Investors invested in the combined company and were not entitled to any cash dividends or other payments issued to CSI shareholders as of the close of the business day immediately preceding the effective time of the Merger. The combined company used the proceeds from the PIPE Offering to fund the cash portion of the purchase price to acquire the HEC assets, to repay $4,500 of Pineapple’s $7,500 term loan from Hercules, for transaction expenses, and for working capital to support Pineapple’s growth strategy of acquiring leading local and regional solar installers around the United States.

On December 16, 2021, Pineapple and CSI entered an amendment to the Merger Agreement that, among other things, (1) extended the outside date to complete the Merger from August 31, 2021 to March 31, 2022, (2) added additional conditions to closing related to the PIPE Agreement (as defined in the Merger Agreement, (3) extended the date for CSI to complete the Dispositions from 18 months to 24 months, and (4) changed the milestones related to earnout consideration to (i) have the first 750,000 shares related to repayment of the Permitted Indebtedness issued at closing of the Merger and (ii) extend the time under which CSI will be obligated to issue the additional 2.5 million shares for achievement of the second and third milestones from on or before the 18-month anniversary to on or before the 24-month anniversary of the closing date of the Merger.

The amendment also provided that there will not be any accrued payable amounts or liabilities on the balance sheet of the Company specific related parties or affiliates of the Company. See Note 5, Payables Due to Members - Acquisition Related Transaction Costs.

The amendment also added conditions that (i) Hercules Capital, Inc. will have waived the Company’s obligation to pay upon closing of the Merger $3.0 million of debt under the Term Loan Agreement (as defined below) and extended the maturity date of the related debt to the earlier of (a) December 10, 2024 or (b) the date on which CSI or the Company receives equity financing in one more transactions in an amount in excess of $25.0 million (other than pursuant to the PIPE Agreement) and (ii) the entire amounts owed by Pineapple under a Working Capital Term Loan Agreement (as defined below) will have been extinguished or the maturity date extended to at least December 10, 2024. See Note 6, Loans Payable.

The HEC Asset Acquisition, and the Merger and the PIPE Offering closed sequentially on March 28, 2022. See Note 8, Subsequent Events.

Note 2 - Significant Accounting Policies

Basis of Presentation

These financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”).

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and reported amounts of revenue and expenses. Actual results could differ from these estimates. Any effects on the business, financial position or results of operations from revisions to these estimates are recorded in the period in which the facts that give rise to the revision become known.

Significant items subject to estimates and assumptions include the fair value of the Company’s term loan payable and related assets at the date of acquisition, and the related useful life of the Company’s intangible asset.

Assets Held for Sale

Assets held for sale were tangible assets acquired in the Hercules transactions (see Note 4). These assets were sold in 2021 and as of December 31, 2020, were valued at their fair market value.

Intangible Assets

Intangible assets primarily consist of trademarks and are amortized using the straight-line method over the estimated useful lives of the respective trademarks, which are 36 months.

Impairment of Long-Lived Assets

The Company reviews its long-lived assets, including intangibles, for impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be fully recoverable. If indicators of impairment exist, management identifies the asset group that includes the potentially impaired long-lived asset, at the lowest level at which there are separate, identifiable cash flows. If the total of the expected undiscounted future net cash flows for the asset group is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and carrying amount of the asset. For the year ended December 31, 2021, and for the period of inception (December 1, 2020) through December 31, 2020, no impairment was recognized.

Fair Value of Financial Instruments

Accounts payable approximate fair value because of the short-term nature of these instruments. The payables due to Members are considered long term and due to the nature of the transaction, fair value is impractical to estimate.

To record estimates at fair value, the Company uses market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated or generally unobservable. We primarily apply the market approach for recurring fair value measurements and attempt to use the best available information. We determine the fair value based upon the hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and lowest priority to unobservable inputs (Level 3 measurement). The three levels of fair value hierarchy are as follows:

Level 1 – Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. At December 31, 2021 and 2020, there were no Level 1 measurements.

Level 2 – Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies. These models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors and current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Where observable inputs are available directly or indirectly, for substantially the full term of the asset or liability, the instrument is categorized in Level 2. At December 31, 2021 and 2020, there were no Level 2 measurements.

Level 3 – Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value. At December 31, 2021 and 2020, there were no recurring Level 3 measurements.

The fair value of the Company’s long-term debt and assets acquired of $4,768 as of the acquisition date of December 11, 2020 is a Level 3 non-recurring measurement. The fair value of the liability and intangible asset were measured using a discounted cash flow methodology. The payments were discounted over the term of the loan using a 25.0 percent discount rate which reflected a rate between first quartile and median rate for venture capital funding of an enterprise in the start-up stage business cycle given the similarity of the business to a start-up. See Note 4, Asset Acquisition.

Revenue Recognition

The Company recognizes revenue in accordance with Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”).

The Company recognizes revenue in accordance with the core principle of ASC 606 when there is a transfer of control of promised goods or services to customers in an amount that reflects the consideration that the Company expects to be entitled to in exchange for those goods or services.

The Company primarily arranges for solar power systems to be installed for residential customers by a third party, for which it earns a commission upon the end customer’s acceptance of the installation. As there are more than two parties involved in the sales transaction, the Company has determined it has an agent relationship in the contracts with these customers, due to the fact that the Company is not primarily responsible for fulfilling the promise to provide the installation of solar arrays to the Customer, the Company does not have inventory risk and has only limited discretion in pricing.  Accordingly, the Company has determined that revenue under these arrangements should be recognized on a net basis.

For all revenue streams, no elements of variable consideration were identified.

Transaction Costs

Direct and indirect acquisition-related costs are expensed as incurred when the service is received.

Income Taxes

The Company has elected to be treated as an association taxable as a corporation as of the date of formation. As of December 31, 2021 and 2020, the Company had a deferred tax asset of $2,266 and $710, respectively. The Company has applied a valuation allowance of $2,266 and $710 as of December 31, 2021 and 2020, respectively, and therefore the net deferred tax asset was $0 as of December 31, 2021 and 2020. As of December 31, 2021, the Company had net operating loss carryforwards of $1,705 that do not expire. Tax expense for the year ended December 31, 2021 and the period of inception (December 1, 2020) through December 31, 2020 was $0.

The Company applies the provisions of ASC Topic 740, Income Taxes (“ASC 740”), which requires the use of a two-step approach for recognizing and measuring tax benefits taken or expected to be taken in a tax return and disclosures regarding uncertainties in income tax positions. Tax positions that meet the more-likely-than-not recognition threshold may be recognized. The Company's accounting policy related to income tax penalties and interest assessments is to accrue for these costs and record a charge to general and administrative expense for tax penalties and a charge to interest expense for interest assessments during the period that we take an uncertain tax position through the date of resolution with the taxing authorities or the expiration of the applicable statute of limitations.

The Company did not record any amounts related to penalties and interest for the year ended December 31, 2021 and the period of inception (December 1, 2020) through December 31, 2020. Management does not believe that the Company has any material uncertain tax positions at December 31, 2021.

Subsequent Events

Subsequent events are events or transactions that occur after the balance sheet date but before the financial statements are issued. The Company recognizes in the financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing the financial statements. The Company’s financial statements do not recognize subsequent events that provide evidence about conditions that did not exist at the date of the balance sheet but arose after the balance sheet date and before financial statements were issued. The Company has evaluated subsequent events through May 16, 2022, which is the date the financial statements were issued. See Note 8, Subsequent Events.

Note 3 - Intangible Assets

Intangible assets are stated at amortized cost and consist of the Sungevity tradename and trademark (see Note 4, Asset Acquisition). For the year ended December 31, 2021 and the period of inception (December 1, 2020) through December 31, 2020, amortization expense totaled $1,430 and $78, respectively. Future amortization was estimated to be $1,429 and $1,351, for the years ended December 31, 2022 and 2023, respectively.

Note 4 – Asset Acquisition

On December 11, 2020, Pineapple purchased certain assets from Hercules Technology Management Co V, LLC (“Hercules Management”) that it had acquired in a public auction of assets of HoSoPo Corporation, Solar Spectrum LLC, and Solar Spectrum Holdings, LLC conducted by Hercules Capital, Inc. (“Hercules”).  The assets sold by Hercules Management to Pineapple related to the Sungevity business and included tangible assets consisting of fixed assets and inventory, and intangible assets consisting of the Sungevity tradename, trademark, and a database comprised of both historical existing and unconverted customer leads.

On December 11, 2020, the Company and Hercules entered into a loan and security agreement (the “Term Loan Agreement”) for a term loan to Pineapple in the principal amount of $7,500 to finance the acquisition of the Sungevity assets from Hercules Management. As partial consideration for the asset purchase, the Company also issued to Hercules 3,000,000 of its Class A Units, which represented a 15.0% ownership interest in the Company.

The Company has determined this transaction to be an asset acquisition and has identified the trademark and assets held for sale as identifiable assets. As the transaction did not involve the exchange of monetary consideration, the value associated with the asset acquisition was based on the Company’s most reliable indication of fair value, which is the estimated fair value of the debt and equity units issued in consideration. The Company has determined the fair value of the debt was $4,768 at the date of acquisition. The assets held for sale are recorded at fair market value, which approximates the amount received from the sale of these assets subsequent to year-end. The remaining difference between the fair value of the debt and the assets held for sale has been ascribed to the Sungevity tradename and will be amortized over a 36-month period. No value is being assigned to the equity units because the acquisition did not include an operating business with steady, reliable cash flows, as well as the fact that no residual value exists beyond the acquired tangible and intangible assets. Equity value creation will depend upon future business execution and growth following the bankruptcy exit and conversion of customer leads.

Note 5 – Payables Due to Members - Acquisition Related Transaction Costs

As of December 31, 2021 and 2020, the Company had accrued a payable of $2,000 to one Member and $350 to another Member relating to the asset acquisition (see Note 4, Asset Acquisition). The underlying costs are considered indirect costs of the asset acquisition and have been expensed as acquisition-related costs from the period of inception (December 1, 2020) through December 31, 2020.  Under the Term Loan Agreement, this aggregate $2,350 in payables to Members is subordinated to the payment to Hercules of the amounts due under the Term Loan Agreement (see Note 6, Loans Payable) and may only be repaid under certain conditions, including the requirement that no obligations are outstanding under the Term Loan Agreement and the Company or its subsidiaries has closed on an equity transaction generating at least $30,000 in proceeds.

As contemplated by the amendment to the Merger Agreement, on December 16, 2021, subscription agreements were signed among two Members and the Company. In consideration for the full cancellation of the $2,000 and $350 of accrued payables due to the Members, the Members agreed to convert their accrued payables into convertible promissory notes of the Company, effective immediately prior to the merger with CSI. The convertible promissory notes automatically converted into 1,175,000 Class C Units of the Company after issuance of the Convertible Note to the Members and immediately prior to the consummation of the Merger.

This conversion option was considered clearly and closely related to the host contract. As such, the payables were converted to equity effective immediately prior to the Merger, which occurred on March 28, 2022. See Note 8, Subsequent Events.

Note 6 – Loans Payable

Loan Payable

As of December 31, 2021 and 2020, the Company had $7,500 in loans payable to Hercules under the Term Loan Agreement (see Note 4, Asset Acquisition). This loan accrues interest at 10%, payable-in-kind and was due and payable on December 10, 2023. There were no financial covenants associated with this loan. As this loan was used to acquire the assets in the asset acquisition, the Company assessed the fair market value of the debt instrument at $4,768. The Company accreted the value of the debt over its life at a discount rate of approximately 25%. The combined loan balance and accrued interest as of December 31, 2021 and 2020 was $6,195 and $4,830, respectively.

As contemplated by the amendment to the Merger Agreement, on December 16, 2021, an amendment to the Term Loan Agreement was executed. The amendment extended the maturity date of the $7,500 loan to December 31, 2024, subject to prepayment in certain events. In addition, the amendment provided that immediately after CSI receives proceeds pursuant to the PIPE Agreement, the Company shall repay $4,500 of the outstanding loan plus all accrued and unpaid interest and expenses, with the remaining principal to be paid upon the loan maturity date.

This amendment represents a modification to the loan agreement as both the original loan agreement and the amendment allow for immediate prepayment and the Company passes the cash flow test. As such, no gain or loss has been recorded, and a new effective interest rate of approximately 19.96% has been established based on the carrying value of the revised cash flows.

Interest and accretion expense for the year ended December 31, 2021 and period of inception (December 1, 2020) through December 31, 2020 was $1,373 and $62, respectively. The loan is collateralized by all of the Company’s personal property and assets (see Note 4, Asset Acquisition).

Working Capital Note

On January 8, 2021, the Company and Hercules, as agent for itself and the lenders, entered into a Working Capital Loan and Security Agreement (the “Working Capital Loan and Security Agreement”) for a working capital loan in the maximum principal amount of $500. The lenders, Hercules and Northern Pacific Growth Investment Advisors, LLC, made working capital loan commitments of $400 and $100, respectively.  Northern Pacific Growth Investment Advisors, LLC is an affiliate of Northern Pacific Group, which controls Lake Street Solar, LLC, a then-Member of Pineapple. Borrowings under the Working Capital Loan Agreement bear interest at 10.00% per annum with interest compounded daily and payable monthly. As of December 31, 2021, the balance outstanding on the working capital loan was $350. The loan is collateralized by all of the Company’s assets. The working capital loan had a maturity date of January 7, 2022.

The Working Capital Loan and Security Agreement included provisions relating to the mandatory and optional conversion of the underlying loan amount into equity of the Company under certain circumstances. In the case of either a mandatory or optional conversion of the Hercules working capital loan, the working capital loan of Northern Pacific Growth Investment Advisors, LLC, including all accrued and unpaid interest, would be immediately due and payable.

On December 16, 2021, an amendment to the Working Capital Loan and Security Agreement was executed that extended the maturity date to December 31, 2022 and added an additional mandatory conversion provision. In the event that, on or before the maturity date, the Company consummates the Merger, then immediately prior to the consummation of the Merger, the working capital loan and all accrued and unpaid interest and expenses thereon shall automatically convert into Class C Units of the Company calculated based on one Class C Unit being issued for every $2.00 to be converted.

The conversion option under the amendment was considered clearly and closely related to the host contract. As such, the loan and accrued interest was converted to equity consummate to the Merger, which occurred on March 28, 2022. See Note 8, Subsequent Events.

Note 7 - Commitments and Contingencies

Contingencies

At times there may be claims and legal proceedings generally incidental to the normal course of business that are pending or threatened against the Company. Although the Company cannot predict the outcome of these matters when they arise, in the opinion of management, any liability arising from them will not have a material adverse effect on the consolidated financial position, results of operations, or liquidity of the Company. At December 31, 2021 and 2020, there were no such claims or legal proceedings.

Note 8 - Subsequent Events

The HEC Asset Acquisition, the Merger, and the PIPE Offering closed sequentially on March 28, 2022.

HEC Asset Acquisition

On March 28, 2022, the Company closed the HEC Asset Acquisition for an aggregate purchase price of $12,392 cash payable at closing, consisting of initial cash consideration of $12,500 less $108 in working capital adjustments, plus equity in the Company consisting of 6,250,000 Class B Units of the Company, representing approximately 40% ownership in the Company (which upon close of the merger with CSI translated to 1,562,498 shares of common stock with a fair value of $12,781 using the publicly traded stock price at the merger date). See Note 1, Organization. This acquisition is an expansion in the residential solar market and is a strategic start to the Company’s overall acquisition growth plan as it looks to expand further through the acquisition of regional residential solar companies and energy technology solution providers.

The purchase price allocation is based on the estimated fair values of assets acquired and liabilities assumed and has been provisionally allocated as follows:

Cash and cash equivalents	$216
Accounts receivable	892
Inventory	1,572
Other assets	108
Property, plant, and equipment	182
Intangible assets	13,800
Goodwill	9,787
Total assets	26,557

Total liabilities	1,384

Net assets acquired	$25,173

The identifiable intangible assets from the HEC Asset Acquisition are definite-lived assets. These assets include a trade name and developed technology and have a weighted average amortization period of seven years. Goodwill recorded as part of the purchase price allocation is tax deductible. The fair value of the acquired identifiable intangible assets is provisional depending on the final valuation of those assets.

Merger

On March 28, 2022, immediately following the closing of the HEC Asset Acquisition, the Company completed the Merger with CSI whereby the Company became a wholly-owned subsidiary of CSI, which then changed its name to Pineapple Energy Inc. See Note 1, Organization. The purpose of the Merger was to allow for the Company to continue its acquisition growth plan within the solar market as a publicly traded company. The Company accounted for the Business Combination as a reverse recapitalization whereby Pineapple was determined as the accounting acquirer and CSI as the accounting acquiree.

As a result of the reverse merger, the acquired assets and assumed liabilities of CSI are remeasured and recognized at fair value as of the acquisition date. The total purchase price represents the fair value of the common stock held by legacy CSI shareholders at the time of the merger (2,429,341 shares of common stock). The fair value of the purchase consideration was $19,872 using the publicly traded stock price at the merger date, which is allocated at the acquisition date between the liability associated with the Company’s obligation to pay legacy CSI shareholders cash as part of the contingent value rights (“CVR”s) discussed below and equity based on their respective fair values.

The merger agreement also included the execution of CVR agreements with holders of record of CSI stock at the close of business on March 25, 2022. Each CSI shareholder of record received one contractual non-transferable CVR per share of common stock held, which entitles the holders of the CVRs to receive a portion of the cash, cash equivalents, investments and net proceeds of any divestiture, assignment, or other disposition of all legacy assets of CSI and/or its legacy subsidiaries, that are related to CSI’s pre-merger business, assets, and properties that occur during the 24-month period following the closing of the merger. As of the merger date, the fair value of the CVR liability was estimated at $18,277, which was determined based on the provisional fair value of the tangible and definite-lived intangibles assets of CSI.

The provisional purchase price allocation for the merger is based on the estimated fair values of assets acquired and liabilities assumed and has been provisionally allocated as follows:

Cash and cash equivalents	$1,920
Investments	3,155
Accounts receivable	1,821
Inventory	139
Other assets	1,316
Property, plant, and equipment	118
Non-current assets held for sale	6,567
Intangible assets	2,556
Goodwill	5,989
Total assets	23,581

Accounts payable	2,547
Accrued expenses	1,013
Deferred revenue	149
Total liabilities	3,709

Net assets acquired	$19,872

The identifiable intangible assets from the merger are definite-lived assets. These assets include trade names, customer relationships and developed technology and have a weighted average amortization period of four years. Goodwill recorded as part of the purchase price allocation is not tax deductible.

The initial accounting for the acquired assets and liabilities is incomplete due to the timing of the closing of the merger in proximity to the quarter-end. The fair value of the intangible assets and any related income tax matters is provisional depending the final valuation of those assets.

Transaction costs related to the Merger and HEC Asset Acquisition totaled $2,412 during the year ended December 31, 2021 and were recorded in operating expenses within the Statements of Loss and Members’ Deficit.

PIPE Offering

On March 28, 2022, immediately following the closing of the Merger, the Company closed its $32,000 private placement investment under the terms of the PIPE Agreement. See Note 1, Organization.

Payables Due to Members

On March 28, 2022, payables due to Members were converted to equity immediately prior to the Merger. See Note 5, Payables Due to Members – Acquisition Related Transaction Costs.

Loan Payable

On March 29, 2022, the Company paid $5,555 to Hercules, which represented $4,500 of the outstanding loan balance, plus accrued interest.

Working Capital Note

On March 28, 2022, the working capital loan and all accrued and unpaid interest and expenses thereon was converted into Class C Units of the Company immediately prior to the Merger. See Note 6, Loans Payable.

Units Issuance

On January 7, 2022, the Company agreed to issue 81,301 Class A Units to a non-employee for advisory services provided in 2021. These units have been recognized as of December 31, 2021 as the services were provided during 2021. The amount recognized as stock compensation for the year ended December 31, 2021 was $100.

Merger Earnout

On March 28, 2022, upon completion of the merger, the Members received the 750,000 earnout shares related to the repayment of the Permitted Indebtedness earnout. See Note 1, Organization.